CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") made as of October 28, 2003 by and between Mark Solomon ("Consultant"), with his principal offices at 901 South Federal Highway, Suite 300, Fort Lauderdale, Florida 33316 and ResCon Technology Corporation. ("Company"), with its principal offices at 1500 Market Street, 12th Floor, East Tower, Philadelphia, Pennsylvania 46914.

                                 WITNESSETH

     WHEREAS, the Company requires and will continue to require advisory services relating to developing and marketing of the educational products of its subsidiary, Campuslive Incorporated; and

     WHEREAS, Consultant is closely associated with the University of Phoenix, and desires to assist Campuslive in creating, developing and marketing educational products to the University of Phoenix; and

     WHEREAS, the Company wishes to induce Consultant to provide these services to the Company:

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.  APPOINTMENT

     The Company hereby engages Consultant and Consultant agrees to render various business services to the Company upon the terms and conditions hereinafter set forth.

2.  TERMS

     The term of this Agreement began as of the date of this Agreement, and shall terminate on November 1, 2004, unless earlier terminated in accordance with paragraph 7 herein or as extended by the parties from time to time.

3.  SERVICES

     As Consultant is closely associated with the University of Phoenix, during the term of this Agreement, Consultant shall advise and consult with the Company concerning the creation and development of Campuslive educational products for use in the educational programs offered by the University of Phoenix. Consultant shall also use his contacts and best efforts to assist the Company in marketing and selling Campuslive educational products to the University of Phoenix.



4.   DUTIES OF THE COMPANY

     The Company shall provide Consultant, on a regular and timely basis, with all data and information about it and its products and services, both finished and in development, and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all brochures or other sales materials relating to Campuslive's products and services.

5.   COMPENSATION AND EXPENSE REIMBURSEMENT

     In consideration of, and in full payment for, the entering into this Agreement, the Company hereby agrees to pay Consultant two hundred thousand (200,000) shares (the "Shares") of the Company's common stock, $.0001 par value per share. The Company further agrees, that prior to issuance of the Shares, it will file a registration statement on Form S-8, including the Shares, with the Securities and Exchange Commission. Consultant shall be responsible for all travel and other related expenses incurred by Consultant in connection with the performance of his consulting duties hereunder, unless otherwise consented to in writing in advance by the Company.

6.   REPRESENTATION AND INDEMNIFICATION

     The Company shall be deemed to have made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing functions. Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

The Company agrees to indemnify, hold harmless and defend Consultant from any and all claims or demands of any kind relating to the Company's breach of its agreements hereunder.

7.   CONFIDENTIALITY

     (a) Consultant acknowledges that in connection with the services to be rendered under this Agreement, Consultant may be provided with proprietary and confidential product and business information of the Company. Consultant agrees to keep any information or materials designated in writing by the Company as proprietary or confidential (the "Confidential Information") in the strictest confidence and not to disclose or disseminate any such Confidential Information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.


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     (b)  The Company acknowledges that Consultant may, in rendering the services to be rendered hereunder, be utilizing information that is proprietary to Consultant. The Company acknowledges that any such information that is specifically designated in writing to the Company to be proprietary to Consultant will remain the property of Consultant and the Company will treat such information as confidential information of Consultant and will not disclose or disseminate any such confidential information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

8.   MISCELLANEOUS

     TERMINATION. This Agreement may be terminated for a material breach of this Agreement upon written notice to the breaching party by the non-breaching party. Such termination shall be effective ten (10) business days from the date of such notice.

     MODIFICATION. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and may be amended only in a writing signed by both Parties.

     NOTICES. Any notices required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

     WAIVER. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the other Party of the right thereafter to insist upon adherence to that term of any other term or this Agreement.

     SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable against any successors in interest, if any, to the Company and Consultant. Neither the Company nor Consultant shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.

     SEVERABILITY. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.





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     GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Nevada, without regard for principals of conflicts of laws.

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.


CONSULTANT:                        COMPANY:

MARK SOLOMON                       RESCON TECHNOLOGY CORPORATION



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Mark Solomon                       Christian Nigohossian, President






















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